Exhibit 99.1

For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports Third Quarter Results;
Company Announces Conservative Growth and Fiscal Strategy Over the Short Term,
Remains Bullish on Long-Term Growth Prospects

August 5, 2008. Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week third quarter ended July 6, 2008. Sales increased 21.6% to approximately $1.8 billion. Comparable store sales increased 2.6%, and identical store sales, excluding two relocated stores and two major expansions, increased 1.9%. Net income was approximately $33.9 million, and diluted earnings per share were $0.24. The Company estimates the negative impact on net income from Wild Oats was approximately $4.9 million, or $0.03 per diluted share, in the quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $122 million, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) were approximately $135 million. Approximately $71 million relating to depreciation and amortization, share-based payments, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

“Our business model has been highly successful, and we remain very bullish on our growth prospects as the market for natural and organic products continues to grow and as our company continues to evolve; however, the challenging economic environment appears to be negatively impacting our sales,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “This, combined with our commitment to maintaining financial flexibility and investing prudently in our long-term growth, has led us to take a more conservative approach to our growth and business strategy over the short term.”

The key components of this strategy are as follows:

▪
The Company is reducing the number of stores expected to open in fiscal year 2009 to approximately 15 and has cut all discretionary capital expenditure budgets not related to new stores by 50%. The Company is committed to actively managing its capital expenditures and does not intend to access the capital markets for additional funding in the foreseeable future;

▪	the Company has already implemented certain cost containment measures for the remainder of this fiscal year and expects G&A expenses of approximately 3.2% of sales in fiscal year 2009; and
▪	the Company is suspending its quarterly cash dividend for the foreseeable future.

“We have not undertaken any of these difficult decisions lightly,” said Mr. Mackey. “We are committed to improving our financial results and believe these proactive steps are necessary to manage through the current challenging environment, enabling us to emerge stronger and better positioned to realize our growth potential and fulfill our long-term mission and core values.”

During the quarter, the Company produced approximately $110 million in cash flow from operations and received approximately $2 million in proceeds from the exercise of stock options. Capital expenditures were approximately $125 million of which approximately $110 million related to new stores and approximately $8 million related to Wild Oats stores. In addition, the Company paid approximately $28 million in cash dividends to shareholders. At the end of the quarter, the Company had total debt of approximately $840 million, including $106 million drawn on its credit line.  The Company increased its credit line to $350 million during the third quarter and currently has $123 million available on the facility.

Whole Foods Market, Inc.       550 Bowie St.        Austin, Texas 78703
512.477.5566        fax 512.482.7204
http://www.wholefoodsmarket.com

For the 40-week period ended July 6, 2008, sales increased 27.2% to $6.2 billion. Comparable store sales increased 6.4%, and identical store sales, excluding five relocated stores and three major expansions, increased 4.9%. Net income was approximately $113.0 million, and diluted earnings per share were $0.81. The Company estimates the negative impact on net income from Wild Oats was approximately $25.3 million, or $0.18 per diluted share. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $403 million year to date, and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) were approximately $446 million. Year to date, approximately $233 million relating to share-based payments, depreciation and amortization, LIFO and deferred rent was expensed for accounting purposes but was non-cash.

Year to date, the Company has produced approximately $267 million in cash flow from operations and has received approximately $18 million in proceeds from the exercise of stock options. Capital expenditures were approximately $392 million of which $283 million related to new stores and approximately $25 million related to Wild Oats stores. In addition, the Company has paid approximately $81 million in cash dividends to shareholders.

Additionally, the Board of Directors has increased the Company’s stock repurchase authorization by $100 million, bringing the total current authorization to $200 million.

Results Excluding the Impact of Wild Oats
The following information excludes the estimated quantifiable impact of acquired operations.

The following table shows the Company’s growth in sales, comparable store sales, and ending square footage year to date compared to its historical five-year ranges and averages. The table also shows the Company’s year-to-date results for certain line items as a percentage of sales compared to its historical five-year ranges and averages, and the percentage of sales from identical as well as new and relocated stores year to date compared to its historical five-year ranges and averages. The Company believes this is relevant information as new and relocated stores tend to have lower gross profit and higher direct store expenses as a percentage of sales, resulting in a lower store contribution than identical stores. Where applicable, historical percentages have been adjusted to exclude Hurricane Katrina charges and credits, as well as share-based payments expense incurred in fiscal year 2005 related to the Company’s September 2005 accelerated vesting of stock options.

	FY03-FY07 Range		FY03-FY07	FY08
	Low	High	Average	YTD
Sales growth	13.2%	22.8%	18.8%	15.1%
Comparable store sales growth	7.1%	14.9%	10.9%	6.4%
Identical store sales growth	5.8%	14.5%	10.0%	4.9%
Ending square footage growth	10%	18%	13%	15%

Gross profit	34.2%	35.1%	34.8%	34.7%
Direct store expenses	25.2%	26.0%	25.6%	26.3%
Store contribution	8.9%	9.6%	9.3%	8.4%
G&A expenses	3.1%	3.2%	3.2%	3.5%

Percent of sales from identical stores	89%	91%	90%	88%
Percent of sales from new & relocated stores	7%	9%	8%	10%

For the third quarter, sales increased 10.5% to approximately $1.7 billion. Gross profit decreased 82 basis points from the prior year to 34.7% of sales.  The LIFO charge was approximately $2.7 million versus $2.1 million in the prior year. Direct store expenses increased 29 basis points to 26.4% of sales. Store contribution decreased 111 basis points to 8.4% of sales from 9.5% of sales last year.

Whole Foods Market, Inc.        550 Bowie St.        Austin, Texas 78703
512.477.5566        fax 512.482.7204
http://www.wholefoodsmarket.com

For stores in the identical store base, gross profit decreased 48 basis points to 35.2% of sales against a difficult year-ago comparison of 35.6%. Direct store expenses improved 26 basis points to 25.8% of sales due primarily to leverage in wages and share-based payments expense, which was partially offset by an increase in health care costs as a percentage of sales. Store contribution decreased 22 basis points to 9.4% of sales.

G&A expenses increased 28 basis points to 3.5% of sales largely due to the costs of integrating and supporting the Wild Oats stores, as well as front-loaded G&A expenditures to support expected future growth.

Excluding the estimated quantifiable impact of the Wild Oats acquisition as discussed in the following section, adjusted net income was approximately $38.8 million, and adjusted diluted earnings per share were $0.28.

Additional information on the quarter for comparable stores, identical stores and all stores is provided in the following table.

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC [1]	Stores	Size	Square Feet

Over 11 years old (15.1 years old, s.f. weighted)	1.6%	84%	67	28,400	1,904,500
Between eight and 11 years old	-1.5%	57%	31	33,800	1,049,100
Between five and eight years old	1.6%	42%	39	34,100	1,331,300
Between two and five years old	4.6%	24%	40	45,500	1,821,200
Less than two years old (includes two relocations)	10.8%	1%	18	59,500	1,071,600

All comparable stores (7.7 years old, s.f. weighted)	2.6%	36%	195	36,800	7,177,700
All identical stores (7.7 years old, s.f. weighted)	1.9%	37%	191	36,400	6,957,000
All stores excluding Wild Oats (6.8 years old, s.f. weighted)		27%	214	38,200	8,176,300

1 Reflects only store-level capital and NOPAT, including pre-opening expense.

Estimated Impact of Wild Oats on the Quarter and Fiscal Year
Sales at the Wild Oats stores in operation during the third quarter were $168.3 million, or 9.1% of total sales. The Company closed six Wild Oats stores during the quarter, two of which were in connection with the opening of new Whole Foods Market stores, and re-opened one Wild Oats store that had been closed for a major renovation.  Sales for the 57 continuing stores were $164.2 million in the third quarter, and comparable store sales growth was 5.4%.

“We continue to be very pleased with the sales trends we are seeing at the Wild Oats stores. In the third quarter, comparable store sales increased 5.4%, and we have seen a 7.2% increase for the first four weeks of the fourth quarter,” said Mr. Mackey. “In the 38 stores we have re-branded thus far, we have seen sales growth double from 6% before re-branding to 12% after.”

As highlighted in the following table, the Company estimates the negative impact on net income from Wild Oats in the quarter was approximately $4.9 million, or $0.03 per diluted share.  This estimate excludes unquantifiable synergies and costs in the core business.

Dilutive Impact of Wild Oats	(In millions, except per share amount)
Store contribution/(loss) from 57 continuing locations	$3.3 [1]
Store contribution/(loss) from six locations closed during the quarter	(0.8)
G&A expenses – amortization of acquired intangibles and other misc. G&A expenses	(1.9)[2]
Accretion of store closure reserve, and other store closure costs	(1.0)[3]
Interest expense related to term loan	(7.8)[3]
Total pre-tax impact	$(8.2)
Total after-tax impact	(4.9)
Impact per diluted share	$(0.03)

Whole Foods Market, Inc.        550 Bowie St.        Austin, Texas 78703
512.477.5566        fax 512.482.7204
http://www.wholefoodsmarket.com

1 This reflects a store contribution of 2.0% of sales, a decline of 25 basis points from the second quarter due to an increase in salaries and benefits as a percentage of sales which was partially offset by an improvement in gross margin.
2   This expense will be ongoing through the end of fiscal year 2008. Additionally, the Wild Oats home office in Boulder has become the home office for the Company’s Rocky Mountain region. Beginning in the third quarter, the Company began recording rent and other expenses associated with that office as global and regional G&A expenses rather than as expenses associated directly with the Wild Oats merger.
3   This will be an ongoing expense through fiscal year 2008 and beyond.

On July 29, 2008, the United States Court of Appeals for the District of Columbia, in a split decision, reversed the denial of the Federal Trade Commission’s (FTC) request for an injunction regarding the Company’s acquisition of Wild Oats and remanded the case to the U.S. District Court for further evidentiary proceedings. Whole Foods Market is disappointed with this decision, as customers and Team Members have already received many benefits from this merger.  The Company is evaluating its legal options, which include seeking review by the entire Court of Appeals. While the Company disagrees with the reversal of the lower court decision denying the FTC’s request for a preliminary injunction, the decision acknowledges that neither the Court nor the FTC has found the merger to be unlawful.

United Kingdom Operations
The Company operates six stores in the U.K., five of which were acquired and one store in Kensington which the Company opened last June. Over the last four quarters, these six stores, including the regional office G&A infrastructure, had pre-tax operating losses of approximately $18.4 million, or $0.09 per diluted share. The Company is focused on improving future results in the U.K. and expects to reduce its pre-tax operating losses to $13 million in fiscal year 2009, $7 million in fiscal year 2010, and to approach break even in fiscal year 2011.

“We initially lost money when we entered into Canada as well; however, our stores there continue to grow and improve each year and are now very profitable, earning $14.6 million before taxes, or $0.07 per diluted share, over the last four quarters,” said Mr. Mackey. “We believe the long-term growth potential in the U.K. is much greater than in Canada. We are carefully evaluating all aspects of our operations in the U.K., with the intent to improve our results over the short term and deliver strong returns over the long term.”

Growth and Development
In the third quarter, the Company opened four new stores in Hillsboro, OR; Orlando, FL; St. Louis, MO; and Reno, NV and re-opened a remodeled Wild Oats store in Medford, MA. The Company also closed six Wild Oats stores, two in connection with the opening of new Whole Foods Market stores. The Company ended the quarter with 271 stores totaling 9.6 million square feet. Subsequent to the close of the quarter, the Company opened two new stores in New York City, NY and Naperville, IL and closed one store in Rochester Hills, MI which will relocate to another Rochester Hills location tomorrow.

The Company recently signed two new store leases averaging 46,000 square feet in size in New York City, NY and Fairview, TX (a Dallas suburb). The Company also terminated five leases in development totaling approximately 244,000 square feet for stores scheduled to open in fiscal year 2009 and beyond. In addition, since announcing in the third quarter of 2007 the Company’s intent to decrease the size of several leases in development, the Company has downsized eight leases by an average of 9,000 square feet each.

Whole Foods Market, Inc.        550 Bowie St.        Austin, Texas 78703
512.477.5566        fax 512.482.7204
http://www.wholefoodsmarket.com

The following table provides additional information about the Company’s store openings last fiscal year and thus far in fiscal year 2008, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2012. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores		Stores		Current	Current
	Opened		Opened		Leases	Leases
New Store Information	FY07		FY08 YTD		Tendered	Signed[1]

Number of stores (including relocations)	21		14		20	80
Number of relocations	5		0		5	18
Number of lease acquisitions,
ground leases and owned properties	4		4		7	10
New markets	3		0		4	14
Average store size (gross square feet)	56,500		54,400		47,600	51,000
As a percentage of existing store average size	167%		153%		134%	143%
Total square footage	1,185,800		761,500		952,000	4,135,000
As a percentage of existing square footage	13%		8%		10%	43%
Average tender period in months	8.8		10.0
Average pre-opening expense per store (incl. rent)	$2.6 mil	[2]	$2.3 mil	[3]
Average pre-opening rent per store	$0.9 mil	[2]	$0.9 mil	[3]
Average development cost (excl. pre-opening)	$15.1 mil	[2]
Average development cost per square foot	$278	[2]

1 Includes leases tendered
2 Excludes Kensington in London, England
3 For stores opened in Q1-Q3 of fiscal 2008

Growth Goals for Fiscal Year 2008
The Company notes that fiscal year 2008 is a 52-week year comparing against 53 weeks last year, with the extra week last year falling in the fourth quarter, making it a thirteen-week quarter.

For the first four weeks of the fourth quarter ended August 3, 2008, comparable store sales increased 1.5%, and identical store sales grew 0.9%. Comparable sales at the 57 continuing Wild Oats stores increased 7.2% over the same period. If the Company’s comparable store sales growth for the fourth quarter is in line with or slightly below its quarter-to-date results, this would result in comparable store sales growth for fiscal year 2008 of approximately 5%. Total sales growth, on a 52-week to 52-week basis, would be approximately 12% for the fourth quarter and approximately 23% for the fiscal year. The Company notes that sales in the fourth quarter last year included five weeks of the continuing Wild Oats stores, all subsequently closed Wild Oats stores, and the divested Henry’s and Sun Harvest stores.

The Wild Oats stores will only be included in the comparable store base for the last four weeks of the fourth quarter and consequently are not expected to have a material impact on the Company’s overall comparable store sales growth for the quarter.

In addition to the two stores that have opened so far in the fourth quarter, five to six additional stores are expected to open in the quarter, two of which are relocations.

Whole Foods Market, Inc.        550 Bowie St.        Austin, Texas 78703
512.477.5566        fax 512.482.7204
http://www.wholefoodsmarket.com

The Company now expects a year-over-year decline in store contribution as a percentage of sales in the fourth quarter similar in magnitude to the 174 basis point decline in the third quarter.

The Company has already implemented certain cost containment measures and expects G&A in the fourth quarter to be in line with the $61 million reported in the third quarter.

The Company expects non-cash share-based payments expense of approximately $3 million to $4 million in the fourth quarter.

The Company expects total pre-opening and relocation costs in the range of $20 million to $22 million for the fourth quarter, bringing the full year to $70 million to $72 million, at the low end of the Company’s prior guidance of $70 million to $80 million.

The Company expects interest expense, net of investment and other income, in the range of $8 million to $9 million in the fourth quarter, resulting in a range of $31 million to $32 million for the full year, below the Company’s prior guidance of $35 million to $40 million due primarily to lower average interest rates throughout the year.

Based on these assumptions, the Company expects diluted earnings per share in the range of $0.13 to $0.15 for the fourth quarter, bringing the full year to $0.93 to $0.95 per share. The Company expects EBITDA of $98 million to $102 million for the fourth quarter, resulting in a range of $501 million to $505 million for the fiscal year. The Company expects EBITANCE of $113 million to $117 million in the fourth quarter, resulting in a range of $559 million to $563 million for the fiscal year.

The Company expects capital expenditures in the range of $160 million to $165 million in the fourth quarter, resulting in a range of $552 million to $557 million for the full fiscal year. This is below the Company’s prior fiscal-year guidance of $575 million to $625 million due primarily to certain measures implemented in the third quarter to reduce discretionary capital expenditures not related to new stores.

Goals for Fiscal Year 2009
While the uncertain economic outlook makes it difficult to predict future sales results, the Company is providing the following preliminary assumptions and expectations for fiscal year 2009. The Company expects to update this guidance in its fourth quarter earnings announcement in early November.

Assuming no dramatic change in economic trends, the Company expects total sales growth in fiscal year 2009 of 6% to 10%. The Company expects comparable store sales growth of 1% to 5%, identical store sales growth of 0% to 4%, and approximately 15 new store openings, approximately six of which are relocations.

The Company has committed to significant cost reductions and expects G&A expenses of approximately 3.2% of sales in fiscal year 2009.

The Company expects total pre-opening and relocation costs in the range of $50 million to $60 million versus the $70 million to $72 million expected in fiscal year 2008. Approximately half of this amount relates to pre-opening rent (primarily non-cash) for stores scheduled to open in fiscal year 2010 and beyond.

Assuming no significant change in interest rates, the Company expects interest expense, net of investment and other income, in the range of $35 million to $40 million in fiscal year 2009 versus the $31 million to $32 million expected in fiscal year 2008.

Based on these assumptions, the Company expects diluted earnings per share in the range of $1.08 to $1.14 in fiscal year 2009, including approximately $0.07 to $0.09 per share in dilution from Wild Oats and approximately $0.06 per share in dilution from the Company’s U.K. operations. The Company expects EBITDA in the range of $560 million to $580 million and EBITANCE in the range of $625 million to $650 million in fiscal year 2009.

Whole Foods Market, Inc.        550 Bowie St.        Austin, Texas 78703
512.477.5566        fax 512.482.7204
http://www.wholefoodsmarket.com

The Company is committed to managing its capital expenditures and does not intend to access the capital markets for additional funding in the foreseeable future. Capital expenditures in fiscal year 2009 are expected to be in the range of $400 million to $450 million compared to the $552 million to $557 million in capital expenditures expected in fiscal year 2008.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2007, the Company had sales of $6.6 billion and currently has 272 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for eleven consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, the impact of competition, changes in the Company’s access to available capital, the successful resolution of ongoing FTC matters, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 30, 2007.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.        550 Bowie St.        Austin, Texas 78703
512.477.5566        fax 512.482.7204
http://www.wholefoodsmarket.com